Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-188005

G. MOFFETT COCHRAN

CHIEF EXECUTIVE OFFICER

April 19, 2013

To:	Our Clients

Subject:	Silvercrest IPO

I am pleased to advise you that today Silvercrest Asset Management Group Inc. (“SAMG”) filed a registration statement with the Securities and Exchange Commission for our initial public offering of shares of Class A common stock (the “IPO”). We expect to complete the IPO before the end of 2013. The registration statement for the IPO is available for your review at http://www.sec.gov/Archives/edgar/data/1549966/000119312513161221/d513839ds1.htm .

We believe that becoming a public company will be beneficial both to our clients and to our firm. We also understand that some clients may have concerns regarding a change of this nature. We hope that all of our clients will give us the opportunity to prove that we are dedicated to maintaining the superior attributes of our firm and that the anticipated benefits from our becoming a public company are real.

As you may recall, we notified you in September 2012 that our IPO could be deemed to cause an “assignment” of your investment management agreement because of the sale by Vulcan of its interest in Silvercrest. We received your consent to that potential assignment. We will presume that that consent remains effective unless you advise us to the contrary within 45 days of the date of this letter. Because you have a unilateral right to terminate your agreement with Silvercrest at any time, we are able to retain your business only as long as you are pleased with our service and performance. This fact gives us every motivation to continue to manage your business and the firm as we have in the past.

The IPO will not change the founding principles of our firm or our approach to the business of serving our clients. We remain committed to giving our clients a high level of performance coupled with a high level of personal service. We are enthusiastic about our future and we thank you in advance for your support. Please do not hesitate to contact us if you have any questions about this memorandum or about the IPO generally.

SAMG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SAMG has filed with the SEC for more complete information about SAMG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, SAMG, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 805-4128.

SILVERCREST ASSET MANAGEMENT GROUP, LLC

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM